Exhibit 99.1

National Interstate Corporation Announces 2007 First Quarter Results

RICHFIELD, Ohio, May 1, 2007/PRNewswire-FirstCall via COMTEX/— National Interstate Corporation (Nasdaq: NATL) today reported net income of $10.5 million ($.54 per share diluted) for the 2007 first quarter, compared to $8.7 million ($.45 per share diluted) for the 2006 first quarter. The 20.0% increase in the 2007 first quarter net income and income per share reflects the Company’s increased revenues and continued strong underwriting and investment results.

For the 2007 first quarter, gross premiums written of $120.9 million were 10.4 % above the $109.5 million reported for the 2006 first quarter, and the 2007 first quarter net premiums written of $87.2 million were 9.8% above the $79.4 million reported for the 2006 first quarter. Comparing the 2007 first quarter to the 2006 first quarter, the Company experienced growth in all of its business components except the Other component, which is comprised primarily of policies assigned from involuntary state plans, over which the Company has no control. The highest premium growth for the quarter occurred in the Alternative Risk Transfer component, reflecting the addition of a new program related to school bus risks. The highest percentage growth for the 2007 first quarter occurred in the Transportation component, reflecting expansion of distribution sources for the truck products. The first quarter historically has been the largest sales quarter of the year because several large captive programs renew in the quarter. The table below summarizes gross premiums written by business component:

	Three Months Ended March 31,
	2007		2006
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$76,710	63.4%	$70,064	64.0%
Transportation	21,875	18.1%	18,519	16.9%
Specialty Personal Lines	14,936	12.4%	13,773	12.6%
Hawaii and Alaska	6,154	5.1%	5,743	5.2%
Other	1,255	1.0%	1,439	1.3%

Gross premiums written	$120,930	100.0%	$109,538	100.0%

“We are pleased to start the year with double digit top and bottom line growth. The growth in the Transportation component is particularly noteworthy considering that this component has been relatively flat over the last three years,” commented Dave Michelson, President and Chief Operating Officer of National Interstate Corporation.

The GAAP combined ratio of 82.7% for the 2007 first quarter was 1.3 percentage points higher than 81.4% for the 2006 first quarter, reflecting a lower loss and loss adjustment expense ratio offset by a higher underwriting expense ratio. The loss and loss adjustment expense ratio of 58.9% for the 2007 first quarter improved 0.5 percentage points compared to 59.4% for the 2006 first quarter. During the 2007 first quarter the Company experienced favorable loss and loss adjustment expense reserve development of $1.6 million, reducing the loss and loss adjustment expense ratio 2.7 percentage points, which compares to $1.5 million of unfavorable reserve development experienced during the 2006 first quarter. The 2007 first quarter accident year loss and loss adjustment expense ratio was consistent with the prior two accident years. The 2007 first quarter underwriting expense ratio of 23.8% was 1.8 percentage points higher compared to 22.0% for the 2006 first quarter. Approximately one half of the variance was attributable to higher commission expense in 2007 related to one program.

Net investment income for the 2007 first quarter was $5.1 million compared to $3.9 million for the 2006 first quarter. The 32.0% increase in net investment income reflected continued growth in average cash and invested assets as well as higher interest rates available on the short term and fixed income portfolios. Cash flow from operations of $29.1 million contributed to the increase in cash and invested assets. Also, the Company has maintained a relatively short effective duration resulting in maturing investments that are being reinvested at higher interest rates.

Alan Spachman, Chairman and Chief Executive Officer of National Interstate Corporation said, “We experienced a solid first quarter in all regards. Our first quarter performance positions us to continue meeting the growth, profitability, and return on equity trends we established in recent years.”

Conference Call

The Company will hold its quarterly conference call with analysts and investors to discuss its earnings and other information on Wednesday, May 2, 2007 at 10:00 a.m. eastern daylight saving time. The conference call will be webcast live and a recording will be available on the Company’s website at http://invest.natl.com.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, completed an initial public offering in February 2005. We are a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves within our markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our products include property and casualty insurance for transportation companies, captive insurance programs for commercial risks that we refer to as our alternative risk transfer component, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE, Nasdaq: AFG). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations.

The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Operating Data:
Gross premiums written	$120,930	$109,538

Net premiums written	$87,228	$79,407

Premiums earned	$60,290	$50,315
Net investment income	5,145	3,899
Net realized gains	65	370
Other income	865	477

Total revenues	66,365	55,061
Losses and loss adjustment expenses	35,533	29,896
Commissions and other underwriting expense	11,401	8,765
Other operating and general expenses	3,791	2,793
Interest expense	382	364

Total expenses	51,107	41,818

Income before income taxes	15,258	13,243
Provision for income taxes	4,791	4,517

Net income	$10,467	$8,726

Per Share Data:
Earnings per common share, basic	$0.55	$0.46
Earnings per common share, assuming dilution	0.54	0.45
Book value per common share, basic (at period end)	$9.62	$7.65
Weighted average number of common shares outstanding, basic	19,174	19,101
Weighted average number of common shares outstanding, diluted	19,341	19,253
Common shares outstanding at quarter end (b)	19,210	19,114
Cash dividend per common share	$0.05	$0.04

GAAP Ratios:
Losses and loss adjustment expense ratio	58.9%	59.4%
Underwriting expense ratio	23.8%	22.0%

Combined ratio	82.7%	81.4%

Return on equity (a)	23.4%	24.4%
Average shareholders’ equity	179,258	142,875

Balance Sheet Data (GAAP):	At March 31, 2007	At December 31, 2006
Cash and investments	$435,706	$406,454
Reinsurance recoverable	98,247	90,070
Total assets	923,129	806,248
Unpaid losses and loss adjustment expenses	284,344	265,966
Long-term debt	15,464	15,464
Total shareholders’ equity	$184,752	$173,763

(a)	The ratio of net income to the average of shareholders’ equity at the beginning and at end of the period. Return on equity calculation is completed for year-to-date results only.
(b)	Common shares outstanding at quarter end includes all common shares that have full voting rights, including unvested shares.